Exhibit A

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned acknowledge and agree that the Statement on Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of Class A ordinary shares, par value US$0.0001 per share, of Cango Inc., a Cayman Islands company, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned that is named as a reporting person in such filing without the necessity of filing an additional joint filing agreement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: June 23, 2022

[Signature Page Follows]

JIAYUAN LIN

By:	/s/ Jiayuan Lin

TRAVELER HOLDINGS LIMITED

By:	/s/ Shanica Maduro-Christopher /s/ Joanne Turnbull
	Name:	Rustem Limited represented by Shanica Maduro-Christopher and Joanne Turnbull
	Title:	Director and Authorized Signatory

TRAVELER ENTERPRISE LIMITED

By:	/s/ Jiayuan Lin
	Name:	Jiayuan Lin
	Title:	Authorized Signatory

[Joint Filing Agreement]